Exhibit 4.1

Form: 07L Release: 4.0	LEASE	Leave this space clear. Affix additional pages to the top left-hand corner.
New South Wales Real Property Act 1900

PRIVACY NOTE: Section 31B of the Real Property Act 1900 (RP Act) authorises the Registrar General to collect the information required by this form for the establishment and maintenance of the Real Property Act Register. Section 96B RP Act requires that the Register is made available to any person for search upon payment of a fee, if any.

STAMP DUTY	Office of State Revenue use only

(A)	TORRENS TITLE	Property leased
7/LF 290

being premises known as Suite 502 Level 5, 20 George Street, Hornsby

(B)	LODGED BY	Document Collection Box	Name, Address or DX, Telephone, and Customer Account Number if any	CODE

Reference:	L

(C)	LESSOR	COAL SERVICES PTY LIMITED ACN 099 078 234

The lessor leases to the lessee the property referred to above.

(D)	Encumbrances (if applicable): NIL

(E)	LESSEE	NOVOGEN LIMITED ACN 063 259 754

(F)	TENANCY:

(G)	1.	TERM 3 YEARS

2.	COMMENCING DATE 1 NOVEMBER 2015

3.	TERMINATING DATE 31 OCTOBER 2018

4.	With an OPTION TO RENEW for a period of 3 + 3 YEARS

set out in clause 18 of ANNEXURE A

5.	With an OPTION TO PURCHASE set out in clause N.A. of N.A.

6.	Together with and reserving the RIGHTS set out inclause N.A. of N.A.

7.	Incorporates the provisions or additional material set out in ANNEXURE(S) A hereto.

8.	Incorporates the provisions set out in N.A.

No. N.A.

9.	The RENT is set out in item No. 3 of ANNEXURE A

ALL HANDWRITING MUST BE IN BLOCK CAPITALS.		1203

DATE

(H)	I certify that I am an eligible witness and that the lessor’s attorney signed this dealing in my presence. [See note* below].		Certified correct for the purposes of the Real Property Act 1900 by the lessor’s attorney who signed this dealing pursuant to the power of attorney specified.

	Signature of witness:		Signature of attorney:

Attorney’s name:
	Name of witness:		Signing on behalf of:	MARTIN LINZ
	Address of witness:		Power of attorney-Book:	COAL SERVICES PTY LTD
-No.:
Certified correct for the purposes of the Real Property Act 1900 and executed on behalf of the corporation named below by the authorised person(s) whose signature(s) appear(s) below pursuant to the authority specified.
	Corporation:	NOVOGEN LIMITED
	Authority:	section 127 of the Corporations Act 2001

Signature of authorised person:	Signature of authorised person:
Name of authorised person: Office held:	Name of authorised person: Office held:

(I)	STATUTORY DECLARATION*

I

solemnly and sincerely declare that—

1. The time for the exercise of option to in expired lease No. has ended; and

2. The lessee under that lease has not exercised the option.

I make this solemn declaration conscientiously believing the same to be true and by virtue of the provisions of the Oaths Act 1900.

Made and subscribed at in the State of New South Wales on in the presence of of

☐ Justice of the Peace ☐ Practising Solicitor ☐ Other qualified witness [specify]

who certifies the following matters concerning the making of this statutory declaration by the person who made it:

1.      I saw the face of the person / I did not see the face of the person because the person was wearing a face covering, but I am satisfied that the person had a special justification for not removing the covering; and

2.      I have known the person for at least 12 months / I have not known the person for at least 12 months, but I have confirmed the person’s identity using an identification document and the document I relied on was

Signature of witness:	Signature of applicant:

*	As the services of a justice of the peace, practising solicitor or other qualified witness cannot be provided at lodgment, the statutory declaration should be signed and witnessed prior to lodgment of the form.
**	s117 RP Act requires that you must have known the signatory for more than 12 months or have sighted identifying documentation.

ALL HANDWRITING MUST BE IN BLOCK CAPITALS	Page 2 of 40	1203

Annexure A to LEASE

Parties:

COAL SERVICES PTY LIMITED AND NOVOGEN LIMITED

Dated:

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Commercial Summary

Items
Item 1	Notices to us

(Clause 23)	Contact:	Lucy Flemming, Managing Director Coal Services Pty Limited

	Address:	Level 21/ 44 Market St. Sydney NSW 2000 GPO Box 3842 Sydney NSW 2001
	Fax:	(02) 9262 6090

Email:
Item 2	Notices to you

(Clause 23)	Contact:	[Please advise]
Address:
Fax:

Email:
Item 3	Rent

(Clause 1.1)	$170,080.00 per annum
Item 4	Fixed Increase Review Dates

(Clause 2.3)	3.5% per annum as noted below:

	Year 2	$176,032.80

	Year 3	$182,193.95
Item 5	CPI Review Dates

(Clause 2.4)	Not Applicable
Item 6	Market Review Dates

(Clause 2.5)	Commencing date of Option Lease
Item 7	Area and Outgoings

(Clause 3.2)	Area: 531.5m² - see attached Survey Plan

Outgoings proportion: 9.24%

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Commercial Summary

Item 8	Permitted Use

(Clause 13.1)	Commercial offices
Item 9	Bank Guarantee

(Clause 6.1)	$50,000.00
Item 10	Public Risk Insurance

(Clause 7.1)	$20 million or such higher amount as we may reasonably require
Item 11	Guarantor

(Clause 26)	Nil

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Lease Terms

1	Defined terms & interpretation

1.1	Defined terms

In this lease:

API President means the President of the NSW Division of the Australian Property Institute Incorporated ARBN 007 505 866.

Bank Guarantee means an unconditional, irrevocable undertaking:

(a)	from an Australian trading bank;

(b)	to pay us a guaranteed amount without notice to you;

(c)	with no expiry date;

(d)	specifying the address of the Premises;

(e)	with no prohibition against assignment; and

(f)	otherwise in a form reasonably acceptable to us.

Building means all the improvements on the land in Auto consol 11386-229 and of which the Premises forms part. The Building includes any forecourts, vestibules, courtyards, footpaths or driveways on the land.

Building Facilities means any facility or system in, or service to, the Building provided by us for the benefit of the occupants of the Building or the public.

Cleaning Charge means the amount you must pay our cleaning contractor in respect of the costs of cleaning the Premises. The amount of the Cleaning Charge is determined using the principles set out in clause 11.3.

Commencing Date means the first day of the Term, being the date specified on the front page of this lease.

Commercial Summary means the information under that heading at the beginning of this lease.

Common Areas means those parts of the Building that are not lettable areas and are designed for the common use of the public and/or occupants of the Building.

Dispute Resolution Procedure means the procedure for resolving disputes set out in clause 22.

Fitout Guide means:

(a)	a document prepared by us which sets out the procedures and requirements for tenants wishing to fitout premises in the Building; and or

(b)	any reasonable directions, procedures or requirements specified by us and notified to you from time to time.

Insolvent means, in relation to a company, that the company is insolvent as defined in the Corporations Act 2001 (Cth). In relation to an individual, it means that the individual has committed an act of bankruptcy as defined in the Bankruptcy Act 1966 (Cth).

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Lease Terms

Item means an item in the Commercial Summary.

NLA means net lettable area calculated in accordance with the appropriate method prescribed by the Property Council of Australia ACN 008 474 422.

Payment Date means the Commencing Date and thereafter first day of each month during the Term but if that day is not a business day, then the next business day.

Premises means the premises specified on the front page of this lease and includes our fixtures and fittings in the Premises. The location of the Premises is illustrated on the attached Survey Plan and the boundaries of the Premises are:

(a)	the upper surface of the floor slab (under any floor covering);

(b)	the upper surface of the suspended ceiling including the grid; and

(c)	the boundaries used to measure NLA.

Option Lease means a new lease of the Premises, for a period after the Terminating Date, to be granted by us at your request in accordance with clause 18.

Option Window means the period during which you may exercise the option to renew the lease under clause 18 being the period starting 12 months and ending 9 months before the Terminating Date.

Outgoings means the total of all amounts reasonably and properly paid or payable by us in any financial year in respect of ownership, operation, management, maintenance and administration of the Building as more particularly described in Schedule 2.

Outgoings Budget means the budget for Outgoings for each financial year prepared by us in accordance with clause 3.4.

Rent means the yearly rent for the Premises specified in Item 3 as varied under clause 2.3 to 2.5.

Rules means the rules, relating to the use, safety and management of the Building, set out in Schedule 1 and as amended by us from time to time.

Security Key means any key or access card supplied by us to the mechanical or electronic security system in the Building.

Service Hours means 8am to 6pm on business days.

Survey Plan means the plan of the Premises attached to this lease.

Term means the period specified on the front page of this lease starting on the Commencing Date and ending on the Terminating Date.

Terminating Date means the last day of the Term, being the date specified on the front page of this lease but if we let you hold over, the Terminating Date is the date the holding over period end.

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Lease Terms

Utilities means a service in the nature of electricity, fuel, gas, telecommunications and water supplied to the Premises and or the Building .

1.2	Parties

In this lease:

(a)	we, us, and our is a reference to the ‘Lessor’ described on the front page of this lease and where relevant includes our employees and other persons authorised by us; and

(b)	you and your is a reference to the ‘Lessee’ described on the front page of this lease and where relevant includes your employees and other persons authorised by you to enter the Premises or the Building.

1.3	Interpretation

In this lease:

(a)	an adjective followed by more than one noun affects all the nouns, not just the first;

(b)	the singular includes the plural and the other way around;

(c)	a reference to this lease includes its schedules and annexures;

(d)	‘includes’ or ‘including’ means includes without limitation and including without limitation respectively;

(e)	a reference to a party or person includes that person’s legal personal representative, executors, administrators, successors and permitted assigns;

(f)	a reference to an institute, association or council includes a reference to any replacement institute, association or council;

(g)	in a schedule, a reference to a clause is a reference to a clause in that schedule unless otherwise stated; and

(h)	headings do not form part of this lease or affect its interpretation.

1.4	Common expressions

In this lease:

business day means Monday to Friday excluding public holidays;

financial year means the 12 month period from 1 July to 30 June;

notice includes any consent, approval or agreement from or between the parties under this lease.

lease year means each 12 month period starting on the Commencing Date.

related body corporate has the meaning given to that term in the Corporations Act 2001 (Cth); and

dollar or $ is a reference to Australian currency.

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Lease Terms

2	Rent

2.1	Payment

You must pay the Rent by monthly instalments in advance on each Payment Date.

2.2	Instalments

Each instalment is one twelfth of the Rent, but if an instalment period is less than one month, the instalment for that period is apportioned on a daily rate for the relevant lease year.

2.3	Fixed increase

On each anniversary of the Commencing Date, the Rent is increased to the amount specified in Item 4 for the relevant lease year.

2.4	CPI increase

Not used

2.5	Market review

Not used

3	Outgoings

3.1	Overview

You must pay us a proportion of the Outgoings in accordance with the provisions of this clause 3.

3.2	Proportion

Your proportion (of Outgoings) is calculated by dividing the Outgoings by the NLA of the Building (to get a rate per square metre) and multiplying that rate by the NLA of the Premises specified in Item 7. At the date of this lease, your proportion is the percentage specified in Item 7.

3.3	Tenant specific Outgoings

If an Outgoing benefits you specifically and not all tenants of the Building, then we may apportion that Outgoing, or a fair proportion of it, to you in addition to your proportion of other Outgoings.

3.4	Outgoings Budget

As soon as practical before the end of each financial year, we will prepare and give to you a budget for the Outgoings for the following financial year.

The Outgoings Budget will include reasonable details of each of the items comprising the Outgoings.

We may vary the Outgoings Budget by notice to you at any time during a financial year.

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Lease Terms

3.5	Payment by instalments

You must pay your proportion of the budgeted Outgoings (as determined by the Outgoings Budget) by instalments in advance on each Payment Date. Each instalment is to be one twelfth of your proportion of the budgeted Outgoings for the relevant financial year.

If an instalment is for a period of less than one month, the instalment for that period is apportioned on a daily rate for the relevant financial year.

3.6	Delayed budget

If we do not provide you with the Outgoings Budget for any financial year before the first Payment Date in that financial year, you must pay an instalment equal to the instalment payable on the last Payment Date of the previous financial year on each Payment Date in the new financial year.

On the first Payment Date after we give you the relevant Outgoings Budget, you must pay the new instalment amounts.

Within 21 days after we give you the relevant Outgoings Budget, you must pay the difference between what you paid under this clause and what you should have paid if the Outgoings Budget had been provided before the first Payment Date of that financial year.

3.7	Annual statement

As soon as practical after the end of each financial year we will give you an account of the Outgoings (annual statement) containing:

(a)	reasonable details of the actual Outgoings for the previous financial year;

(b)	a calculation of your proportion of the Outgoings (expressed as a rate per square metre);

(c)	the amount paid by you by instalments on account of budgeted Outgoings; and

(d)	the difference between the amounts in (b) and (c) above.

3.8	Wash up

You must pay us any shortfall amount specified in the annual statement within 21 days after you receive it.

We must promptly repay you, or give you a credit for, any over payment specified in the annual statement.

4	Other costs

4.1	Cleaning Charge

Our cleaning contractor will invoice you monthly for the Cleaning Charge. You must pay the cleaning charge directly to our cleaning contractor within 7 days of the date of each invoice for the Cleaning Charge.

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Lease Terms

4.2	Lease costs

You must pay our reasonable legal costs and disbursements in relation to the preparation, negotiation and completion of this lease.

You must pay our reasonable legal costs in relation to the preparation and completion of an Option Lease.

You must pay the mortgagees consent and production fees (if any).

You must pay the cost of registering the lease at Land and Property Information.

4.3	Dealings

You must pay our reasonable legal costs in relation to any dealing with this lease under clause 16.

You must also reimburse us any reasonable cost charged to us by our mortgagee (if any) for consenting to any dealing with this lease under clause 16.

4.4	Fitout and alterations

If we have to engage a consultant to review any fitout or alterations to the Premises proposed by you, you must reimburse us the reasonable costs of the consultant.

4.5	Disputes

Each party must pay its own legal costs in relation to the Dispute Resolution Procedure.

4.6	Enforcement

Subject to clause 22, you must pay our reasonable costs (including consultant’s fees) in connection with enforcing the terms of this lease following a default by you.

4.7	Direct services

You must pay for:

(a)	all Utilities supplied and separately metered to the Premises; and

(b)	charges and duties imposed directly on the Premises, your business, your property or your occupation of the Premises.

5	Payment conditions

5.1	Payments

You must pay amounts payable under this lease:

(a)	by BPay, EFT or any other method we reasonably require and notify to you;

(b)	in the case of periodic payments, by the relevant Payment Date;

(c)	without set-off, counterclaim or deduction; and

(d)	to us or as we direct.

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Lease Terms

5.2	Interest

If you do not make any payment under this lease on the due date, then you must, if demanded by us, pay interest on that payment for each day that the payment is late.

Interest is payable at an annual rate of 2% above Westpac’s ‘Overdraft Business Rate’ specified on the day the payment was due and accrues daily, compounding monthly.

6	Bank Guarantee

6.1	Amount

On or before the date of this lease, you must give us a Bank Guarantee for the amount specified in Item 9.

6.2	Demand

If, acting in good faith, we believe that you are in breach of any of your obligations under this lease, which remains unremedied despite reasonable notice to you, we may demand payment under the Bank Guarantee without notice to you. We must use any amount paid under the Bank Guarantee to rectify, or compensate us for, your default.

6.3	Top up

If we draw down on the Bank Guarantee you must give us an additional or replacement Bank Guarantee on demand so that the dollar amount of the Bank Guarantee is reinstated to the amount specified in Item 9.

6.4	Assignment

If the Bank Guarantee is assignable, we (as favouree named in the Bank Guarantee) may assign it to any person to whom we assign our interest in this lease (our assignee).

If the Bank Guarantee is not assignable, or if we otherwise reasonably require a replacement Bank Guarantee for the benefit of our assignee, you must promptly give a replacement Bank Guarantee to our assignee if we ask you to.

6.5	Return to you

If we are satisfied, acting reasonably, that you have complied with all your obligations under the lease, we will return the Bank Guarantee to you or to the issuing bank promptly after the Terminating Date.

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Lease Terms

7	Insurance

7.1	Public liability

You must keep current during the Term public risk insurance in connection with:

(a)	the Premises; and

(b)	your rights under this lease,

covering each claim for the amount in Item 10 with no limit on the number of claims that can be made.

7.2	Policies

The insurance policy you take out under this clause 7 must:

(a)	be with an insurer, and on terms, approved by us acting reasonably;

(b)	note our interest in the policy; and

(c)	cover events occurring while the policy is current, regardless of when claims are made.

7.3	No variation

In respect of your insurance required by this clause 7, you must not, without our consent:

(a)	vary or cancel the insurance or allow it to lapse; or

(b)	enforce, conduct, settle or compromise any claims.

7.4	Payment and evidence

In respect of the insurance required by this clause 7, you must:

(a)	give us a certificate of currency when we ask you for one; and

(b)	notify us promptly if something happens in relation to this lease which could give rise to a claim under the policy.

8	Risk and indemnities

8.1	Indemnity

You must indemnify us against all liability, loss or costs arising from anything occurring in the Building to the extent that it is caused by your act, negligence or default.

You must indemnify us against all liability, loss or costs arising from anything occurring in the Premises except to the extent that it is caused by our act, negligence or default.

8.2	Release

You enter the Building, occupy the Premises and exercise your rights under this lease at your own risk.

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Lease Terms

You release us from any liability to you arising from anything occurring in the Building or in the Premises, except to the extent that it is caused by our negligence or default.

8.3	Loss of bargain

If we terminate this lease under clause 20 you must indemnify us against any loss and related costs arising because we will not receive the benefit of you performing the obligations under this lease from the date of the early termination until the Terminating Date.

8.4	No merger

The indemnities and release in this clause 8 do not come to an end when this lease expires or is terminated.

It is not necessary for us to incur expense or make a payment before enforcing this indemnity.

9	Repair & maintenance

9.1	Repair and replace

You must keep the Premises and your property in the Premises in good repair, except to the extent that any disrepair is caused by:

(a)	reasonable wear and tear;

(b)	a defect in the structure of the Building; or

(c)	an event beyond your control.

You must also repair damage to the Building caused or contributed to by your act, negligence or default.

9.2	Redecoration

You must repaint the internal painted surfaces in the Premises as often as reasonably necessary in order to keep the Premises looking clean and smart.

10	Fitout & alterations

10.1	Fitout works

You must not:

(a)	alter the Premises; or

(b)	install or remove any fitout in the Premises,

without our consent.

We will not unreasonably withhold consent if the proposed works are not structural or will not have an impact on Building Facilities (such as sprinkler heads, emergency signs, air-conditioning outlets and return air ducts).

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Lease Terms

10.2	Fitout Guide

You must comply with the Fitout Guide when carrying out any building works at the Premises.

11	Cleaning

11.1	Our contractor

We will appoint a single contractor to clean the whole of the Building.

We will ensure that the nominated contractor’s rates are reasonable market rates.

We will periodically review the performance and cost of the contractor to ensure that the quality and cost of the service is appropriate.

We may change the cleaning contractor from time to time after reasonable notice to you.

11.2	Your obligations

You must:

(a)	make arrangements with the cleaning contractor to clean the Premises to our standard or higher specification;

(b)	keep the Premises tidy and free of vermin;

(c)	comply with our reasonable directions about disposing, storing and recycling of rubbish; and

(d)	allow the cleaning contractor access to the Premises at reasonable times.

11.3	Cleaning Charge

The Cleaning Charge payable under clause 4.1 is calculated as a monthly fee and consists of the rate per square metre cost of cleaning the Premises to your specification as charged by the cleaning contractor from time to time.

12	Your rights

12.1	Quiet enjoyment

Subject to your complying with the terms of this lease, you may use and occupy the Premises without interruption by us or any person claiming through us.

12.2	Common Areas

Subject to complying with the Rules, you may use the Common Areas for their intended purposes in common with us and others.

12.3	Access

You may have access to the Premises 24 hours a day, 7 days a week.

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Lease Terms

12.4	Signs

You may place identification signage, approved by us (such approval not to be unreasonably withheld), on the entry door to the Premises.

You must not display any other signs outside the Premises, or signs that are visible from outside the Premises, without our consent.

13	Your obligations

13.1	Use

You may only use the Premises for the purpose specified in Item 8.

You must not do anything in the Building or in the Premises that is not in the ordinary course of your business.

13.2	Performance

You must conduct your business in a proper and competent manner and must not do, or allow to be done in the context of your business, anything that, in our reasonable opinion, would reflect poorly on the reputation of the Building.

13.3	Compliance

You must comply with all laws and the requirements of all authorities in connection with the:

(a)	Premises;

(b)	your business conducted from the Premises;

(c)	your property in the Premises; and

(d)	your use and occupation of the Premises,

except those requiring structural work or works of a capital nature on the Premises or the Building unless that work is required because of your particular use or occupation of the Premises.

13.4	Rules

You must comply with the Rules.

13.5	Work health & safety legislation

(a)	You acknowledge and agree that, for the purposes of the WHS Law, you have control of the Premises and will take all reasonably practicable steps to comply with your obligations under the WHS Law as the person with management or control of a workplace.

(b)	You must implement, maintain and comply with a WHS Management System which must as a minimum requirement demonstrate compliance with the WHS Law.

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Lease Terms

(c)	You must ensure that your WHS Management System incorporates compliance with our WHS Management System for the Common Areas and other risks within the Complex.

(d)	You must, when requested by us, provide evidence of ongoing performance of the WHS Management System.

(e)	Where you carry out work in the Premises or the Building using contractors appointed by you, you must ensure that the contractors also comply with the WHS Law. You will be the Principal Contractor in relation to any construction works carried out within the Premises where a Principal Contractor is required under the WHS Law.

(f)	Where you, or a contractor engaged by you, is required by the WHS Law to give notice of any risk or accident to an appropriate authority, you must at the same time, or as soon as practicable thereafter, give the same notice to us.

14	Our obligations

14.1	Building operation

We will take all reasonable steps to keep:

(a)	the Building open to the public during Service Hours;

(b)	the Common Areas clean and tidy;

(c)	the Building in structurally sound, watertight and weather proof condition;

(d)	the Building Facilities operating properly during Service Hours; and

(e)	at least one lift operating outside Service Hours.

14.2	After hours air

We will use reasonable efforts to provide airconditioning to the Premises outside the Service Hours when requested by you.

You must pay us a reasonable fee for providing any air conditioning outside Service Hours. At the date of this lease the fee is $30 per hour but we may vary the fee from time to time in line with and increase in the cost of providing the service.

14.3	Insurance, rates, laws

We will:

(a)	keep current during the Term those insurances in connection with the Building which a prudent owner would take out;

(b)	pay the land tax and all local government and water rates in connection with the Building; and

(c)	comply with all laws and the requirements of all authorities in connection with the Building (except for those laws and requirements with which you must comply under this lease).

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Lease Terms

14.4	Directory board

Subject to your paying our reasonable costs for this service, we will add your trading name or logo to the directory boards in and around the Building.

15	Our rights

15.1	Minimise disturbance

When exercising our rights under clauses 15.2 or 15.3 we must take reasonable steps to minimise disturbance to your business.

15.2	Access to Premises

We may enter the Premises, after giving you not less than 3 business days’ notice, to:

(a)	exercise our rights or comply with our obligations under this lease;

(b)	comply with our obligations under any law or to satisfy the requirements of an authority;

(c)	assess the state of repair of the Premises and whether you are complying with your obligations under this lease;

(d)	inspect, test, repair or do work on the Building which cannot reasonably be done without us entering the Premises;

(e)	show the Premises to prospective purchasers; and

(f)	show the Premises to prospective tenants during the last 6 months of the Term (unless you have exercised the option in clause 18).

15.3	Building works

We may carry out any maintenance works or new works to any part of the Building (excluding the Premises).

15.4	Emergencies

In an emergency, we may enter the Premises, without notice to you, and remain there and use them for so long as reasonably necessary in the circumstances.

15.5	Agents

We may appoint an agent to exercise any of our rights under this lease.

15.6	Vary Rules

We may make, revoke, suspend or vary the Rules for the good management or security of the Building. If a Rule is inconsistent with this lease, this lease prevails.

We will give you a copy of any new or varied Rule at least 7 days before implementing it.

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Lease Terms

15.7	Carry out your obligations

If you do not do something you are obliged to do under this lease, or, in our reasonable opinion, you do not do it properly, we may, after giving you reasonable notice, do it for you and charge you the reasonable cost of so doing.

16	Dealings

16.1	Assigning

You may only assign your interest in this lease if:

(a)	you satisfy us, acting reasonably, that the proposed assignee is:

(i)	respectable;

(ii)	financially sound;

(iii)	capable of complying with your obligations under this lease; and

(iv)	will not create a security risk in the Building;

(b)	the proposed assignee gives us whatever security we reasonably require in connection with the proposed assignment;

(c)	you, and the proposed assignee, enter into a deed with us, in a form reasonably required by us, agreeing amongst other things, that:

(i)	the proposed assignee is to be bound by all your obligations under this lease;

(ii)	you remain obliged to comply with this lease as if the proposed assignment had not taken place; and

(iii)	we are released from our obligations to you (but not to the assignee) under this lease on and from the date the assignment becomes effective; and

(iv)	if this lease is registered, you and the proposed assignee will sign a transfer of this lease and, on the date the assignment becomes effective, hand it to us in registrable form with the registration fee so that we can lodge it for registration;

(d)	at the time the proposed assignment is to take place, you are not in default under this lease; and

(e)	you and the proposed assignee comply with all of our other reasonable requirements in connection with the proposed assignment.

16.2	Subletting

You may only sublet the whole or part of the Premises if:

(a)	you satisfy us, acting reasonably, that the proposed sublessee is:

(i)	respectable;

(ii)	financially sound;

(iii)	will not create a security risk in the Building;

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Lease Terms

(b)	the proposed rent under the sublease is the same or more than the Rent (on a rate per square meter basis) payable by you (at the time of the proposed sublease) under this lease (unless we consent to it being less);

(c)	you, and the proposed sublessee, enter into a deed with us, in a form reasonably required by us, agreeing amongst other things, that:

(i)	the proposed sublessee will not do anything to breach the terms of this lease;

(ii)	the proposed sublessee will pay the rent under its sublease to us, if directed to do so by us, following a failure by you to pay your Rent; and

(iii)	if this lease is registered, you register the sublease if it has a term longer than 12 months; and

(d)	at the time of the proposed sublease, you are not in default under this lease.

16.3	Change in control

If you are an unlisted corporation and there is a proposal to change the shareholding in a way that changes the effective control of the company, then before the proposed change can take place, you must obtain our consent.

We will consent if you:

(a)	are not in default under this lease;

(b)	prove to our reasonable satisfaction that if the proposed change takes place, you will be as respectable, financially sound and as capable of complying with the obligations under this lease, as you were when you entered into this lease; and

(c)	give us any additional security we reasonably require in connection with your obligations under this lease.

16.4	Charging your property

You may charge your property and fitout in the Premises only if:

(a)	you have satisfied us that the principal purpose of the proposed charge is to finance or refinance the acquisition of your fitout;

(b)	each party to the proposed charge enters into a deed with us in a form acceptable to us regulating the installation and removal of the charged property; and

(c)	at the date the proposed charge is to be granted, you are not in default under this lease.

16.5	No other dealings

You must not sublet, share the use or occupation of the Premises or deal with your interest in this lease in any way except as set out in this clause 16.

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Lease Terms

17	Damage and destruction

17.1	Owner’s notice

If the Building is destroyed or damaged so that you cannot access, occupy or use the Premises or a substantial part of them, then within 3 months after the destruction or damage occurs, we must give you a notice which either:

(a)	terminates this lease on a date at least one month after the date of the notice; or

(b)	states that we intend to repair the Building so that the Premises are fit for you to occupy and use and specifies a date by which we reasonably estimate that the Building will be repaired.

17.2	You may terminate

If we do not issue a notice under clause 17.1, you may terminate this lease with immediate effect by notice to us.

If we issue a notice stating that we will rebuild under clause 17.1(b) but fail to do so promptly, you may terminate this lease on one month’s notice to us unless we can demonstrate that we are acting reasonably and diligently in relation to the repair of the Building.

17.3	Payments reduced

Subject to clause 17.4 you may reduce any payments under this lease by a proportion equal to your loss of amenity in the Premises for the period beginning on the day the damage occurs and ending on the day this lease is terminated under this clause 17 or the day the Premises are fit for you to access, occupy and use.

17.4	Dispute about payments

If we cannot agree with you about the proportion by which you may reduce any payments under this lease within 28 days after the date the damage occurred, then either party may ask the API President to nominate a valuer to determine the appropriate proportion.

You must continue making all payments under this lease without reduction until the amount by which they are to be reduced is agreed or determined.

17.5	Adjustments

Within 21 days after the proportion referred to in clauses 17.3 and 17.4 is agreed or determined, you must pay us any shortfall (or we must credit you with any overpayment) for the period from and including the day the damage occurred to but excluding the next Payment Date.

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Lease Terms

18	Option to renew

18.1	Grant

We will grant you an Option Lease for the term specified on the front page of this lease, if:

(a)	you give us a notice during the Option Window (time being of the essence) that you want to take the Option Lease;

(b)	at the time you give us the notice, and on the Terminating Date, there is no unremedied breach of a material term of this lease of which we have given you notice;

(c)	(if there is one) the Guarantor guarantees your performance of the renewed lease, on the terms of the Guarantee; and

(d)	we have not given you more than one formal notice of breach under clause 20 during the Term to enforce your compliance with this lease.

18.2	Form of Option Lease

The Option Lease is to be the same as this lease (as varied during the Term) except that:

(a)	the term of the Option Lease commences on the day after the Terminating Date (of this lease);

(b)	the Rent in Item 3 of the Option Lease is the current market rent determined in accordance with Schedule 3;

(c)	in Item 4, the Rent for year 2 is recalculated by increasing the Rent in Item 3 of the Option Lease by 3.5% per annum and year 3 is deleted;

(d)	in clause 14.2, the dollar amount of the afterhours airconditioning is amended to reflect the rate at the commencing date of the Option Lease;

(e)	unless specifically stated otherwise, any provision relating to a rent free period or any other incentive is deleted;

(f)	in the first Option Lease, the front page of the Option Lease is amended to specify that there is only one option of 3 years;

(g)	in the second Option Lease, this clause 18 is deleted and the front page of the Option Lease is amended to specify that there is no option to renew;

(h)	clauses 27 and 28 are deleted.

(i)	A new clause 29 (Break Right), as set out in Schedule 4, is added to the lease.

18.3	Break right

We may give you a Break Notice under clause 29 of the Option Lease at any time during the term of this lease. For clarity, if we give you a Break Notice at least 9 months before the commencement date of the Option Lease, a notice from you of exercise of option under clause 18.1 will be ineffective.

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Lease Terms

19	Holding over

19.1	Monthly tenancy

If we have not granted you a new lease of the Premises and consent to you holding over, then you may occupy the Premises from the Terminating Date under a monthly tenancy which either party may terminate on not less than 1 month’s notice ending on any day.

19.2	Terms of monthly tenancy

The monthly tenancy referred to in clause 19.1 is on the terms of this lease (so far as those terms are applicable to a monthly tenancy) except that the monthly rent will be one twelfth of the annual rent payable in the last year of the term of this lease increased by 5% unless otherwise agreed by us in writing.

20	Default

20.1	Default

We may terminate this lease by notice to you or by re-entering the Premises if you:

(a)	do not pay any amount due under this lease for 21 days after the relevant Payment Date;

(b)	do not comply with a provision of this lease and do not remedy the breach within a reasonable time (having regard to the nature of the breach), after receiving notice from us to do so;

(c)	repudiate this lease; or

(d)	become Insolvent.

20.2	Antecedent breaches

The termination of this lease by us or by you under any provision of this lease does not affect the rights or obligations arising before the termination.

20.3	Make good

If we terminate the lease under this clause 20, your make good obligations under clause 21 apply on the date of early termination.

21	End of Term

21.1	Give Premises back

You must vacate the Premises and give them back to us on or before the Terminating Date, having complied with the make good requirements specified in clause 21.2.

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Lease Terms

21.2	Make good

Unless you have validly exercised an option to renew this lease under clause 18, on or before the Terminating Date, you must:

(a)	remove everything from the Premises that belongs to you;

(b)	unless requested by us not to, remove all the fixtures, fittings and equipment in the Premises (including cabling) that is not part of the base building, regardless of who installed them;

(c)	return the Premises to the base building condition with open floor plan;

(d)	reinstate all the Building Facilities to an open floor plan configuration;

(e)	repaint all internal painted surfaces to a specification agreed with us acting reasonably;

(f)	steam clean the carpet in the Premises; and

(g)	ensure the Premises are in a clean and tidy state and in good repair consistent with your obligations under clause 9.1.

21.3	Abandoned property

If you do not remove your property from the Premises, we may regard the property as abandoned by you and we may remove and dispose of it at your cost.

22	Dispute resolution

22.1	Precondition to court

The parties must take the steps set out in this clause 22 to resolve any dispute or claim arising out of or relating to this lease (other than a dispute relating to the payment of Rent) before either party may commence court proceedings other than an urgent interlocutory application.

22.2	Notice of Dispute

If a dispute arises to which this clause applies, then the aggrieved party must give a notice to the other party giving clear and concise details of the issue in dispute (Dispute Notice).

22.3	Settlement Conference

Within 14 days after the service of a Dispute Notice, senior representatives of each party (with authority to resolve the dispute) must confer (Settlement Conference).

If the dispute is not resolved by Settlement Conference within 28 days after the date of the Dispute Notice, then clause 22.4 applies.

22.4	Mediation

Either party may refer the dispute to the Institute of Arbitrators and Mediators Australia ABN 80 008 520 045 (IAMA) for resolution by:

(a)	requesting the Chairman of the NSW Chapter of IAMA to nominate an accredited mediator; and

(b)	notifying the other party that it has done so.

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Lease Terms

The mediation must be conducted in accordance with the IAMA Mediation and Conciliation Rules.

If IAMA ceases to exist, the parties agree to use an accredited mediator nominated by the President of the Law Society of NSW to resolve the dispute.

The party referring the dispute to mediation must pay the nomination fee. Each party shall bear its own costs and one half of the mediator’s costs and any room hire charges.

22.5	No court proceedings

Neither party may commence court proceedings (except an urgent interlocutory application) in relation to a dispute under this lease until it has fully complied with this clause 22.

22.6	No merger

This clause 22 continues to apply even after expiry or termination of this lease.

23	Notices

23.1	General

A notice under this lease must be in writing, in English and may be given by an agent for the relevant party.

23.2	Giving notice

A notice under this lease may be given by:

(a)	hand delivery;

(b)	fax;

(c)	email, provided the recipient acknowledges receipt; or

(d)	being posted,

to the relevant address for notice stated in the Commercial Summary (as varied under clause 23.3) or to the relevant party’s solicitor.

23.3	Changing details

A party may vary their address for notice by reasonable notice to the other party.

24	Miscellaneous

24.1	Law

This lease is governed by the law applicable in the State of New South Wales.

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Lease Terms

24.2	Jurisdiction

Each party irrevocably and unconditionally submits to the non-exclusive jurisdiction of the courts of the State of New South Wales.

24.3	Severability

Part or all of any provision of this lease that is illegal or unenforceable may be severed from this lease and the rest of this lease continues in force unless the severance means that this lease no longer substantially gives effect to our shared intentions under this lease immediately before severance.

24.4	Whole agreement

This lease and the associated Parking Licence contain the entire understanding between the parties as to the subject matter of this lease. Any communications, expectations, representations or warranties not expressed in this lease are of no effect and cannot be relied upon by either party.

24.5	Statutory provisions excluded

The provisions implied in leases by sections 84, 85, and 86 of the Conveyancing Act 1919 (NSW) do not apply to this lease.

25	GST

25.1	Definitions

Words and expressions with a defined meaning in the A New Tax System (Goods and Services Tax) Act (Cth) have the same meaning in this clause.

25.2	Consideration GST exclusive

Unless otherwise expressly stated, any consideration to be paid under this lease is expressed as exclusive of GST.

25.3	Paying GST

The party paying for a taxable supply under this lease must pay an amount equal to the GST payable on that supply in addition to and at the same time as the consideration for the supply is required under this lease.

25.4	Tax invoice

The party making the supply must deliver a tax invoice to the other party before it is entitled to payment of the GST.

26	Guarantee

Not used

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Lease Terms

27	Landlord’s works

We will refurbish the Premises to base building standard with open floor plan configuration by 31 July 2015.

28	Early access

28.1	Preconditions

We will give you access to the Premises to commence your fitout as soon as practicable but subject to:

(a)	our receipt of evidence of your insurance required under clause 7;

(b)	our receipt of the Bank Guarantee;

(c)	our approval of your fitout plans in accordance with clause 10.1; and

(d)	completion of any preliminary works pursuant to clause 27 be done by us].

28.2	Terms of access

If we give you access to the Premises under clause 28.1, the terms of this lease apply to that access and to your use of the Premises except that:

(a)	you are a licensee of the Premises only until the Commencing Date;

(b)	you may only use the Premises for the purpose of fitting it out to your occupational requirements until you have provided us with a copy of your occupation certificate;

(c)	you may only use the Premises for the Permitted Use after you have provided us with a copy of your occupation certificate;

(d)	no Rent or Outgoings are payable until the Commencing Date; and

(e)	you must pay for all Utilities provided to the Premises from the access date.

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Schedule 1 - Rules

1	Premises

You must NOT:

(a)	install vending or amusement machines in the Premises or Building without our consent;

(b)	install any kind of aerial, antenna, receiving dish or similar device on the exterior of the Premises or Building without our consent;

(c)	smoke in the Premises or anywhere in the Building;

(d)	hold an auction or a bankrupt or fire sale on the Premises;

(e)	live on the Premises;

(f)	cook or prepare food in the Premises (except in kitchen areas approved by us);

(g)	have a live animal on the Premises (except a guide dog accompanying a person with impaired sight); or

(h)	create any noise which, in our reasonable opinion, may adversely affect other occupiers of the Building.

2	Common Areas

You must not obstruct the Common Areas, fire doors, exit doors, or access to fire prevention devices.

3	Security

You must:

(a)	keep the Premises secure;

(b)	keep a register of Security Keys issued by us to you and persons you have given these to;

(c)	pay our costs of providing the original Security Keys and any additional or replacement keys;

(d)	allow us to inspect the register and give us a copy of the register when required; and

(e)	return the Security Keys to us when the lease ends.

4	Delivering and receiving goods

When carrying goods or equipment to and from the Premises you must:

(a)	use only those entrances and access ways which we designate; and

(b)	do so at times authorised by us.

©Seymour Law

Schedule 1 - Rules

5	Load limits

You must:

(a)	not overload the ceilings or walls of the Premises;

(b)	observe any maximum floor weights we prescribe for the Premises; and

(c)	comply with any directions we give regarding the position of heavy equipment in the Premises.

6	Infectious disease

If any infectious disease occurs in the Premises you must:

(a)	notify us; and

(b)	at your own expense, disinfect and treat the Premises as directed by us or any relevant authority.

7	Our rights

We may:

(a)	remove any person from the Building if the person is disrupting other occupants of the Building; and

(b)	deny a person access to the Building if the person breaches the Rules.

8	Evacuation drills

You must participate in the emergency evacuation drills and procedures implemented by us or the building manager and nominate appropriate staff to be Fire Wardens and to attend any training seminars as reasonably required by us.

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Schedule 2 - Outgoings

1	Rates and taxes

All:

(a)	rates;

(b)	land tax or tax of a similar nature calculated on the basis that the Property is the only land owned by us and is not the subject of a special trust;

(c)	other levies and taxes (except income tax and capital gains tax); and

(d)	other fees charges or duties,

levied by an authority on us in respect of any part of the land (described on the front page of this lease) or the Building.

2	Insurances

Insurance payments including premiums for policies covering:

(a)	insurance of the Building against all usual risks to the full reinstatement value;

(b)	plate glass;

(c)	public liability;

(d)	workers’ compensation;

(e)	loss of rents (provided the premiums are capped at coverage for 12 months loss of rent); and

(f)	plant and machinery breakdown.

3	General expenses

(a)	All costs other than those referred to in clause 4 below in connection with:

(i)	operating and providing any of the Building Facilities;

(ii)	cleaning the Common Areas and other non lettable parts of the Property;

(iii)	cleaning the Building’s exterior windows; and

(iv)	controlling pests and vermin in the Building.

(b)	All costs other than those referred to in clause 4 below in connection with maintaining, repairing, testing and replacing:

(i)	the Building Facilities; and

(ii)	the finishes in the Common Areas.

(c)	A management fee to cover our costs of managing the Building or any fees payable to a managing agent appointed by us to manage the Building on our behalf.

©Seymour Law

Schedule 2 - Outgoings

(d)	The cost of providing security and caretaking services to the Building.

(e)	The cost of conducting audits required under this lease.

(f)	The cost of complying with the requirements of any authority in relation to the certification of essential services to the Building, such as an annual fire safety statement.

(g)	All electricity, gas and water charges incurred by us incidental to providing the services referred to in clauses 3(a) and (b) above.

(h)	The cost of maintaining an energy efficiency rating under the Building Efficiency Disclosure Act 2010 (Cth).

4	Exclusions

Excluding:

(a)	costs of repairs or maintenance of structural or capital nature;

(b)	costs of reletting any part of the Building;

(c)	any refurbishment, renovation or redecoration (including the cost of repainting, recarpeting and replacement parts for blinds) of any part of the Building; and

(d)	any Outgoings that specifically benefit other tenant(s) of the Building but not you.

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Schedule 3 – Market Rent Review

##This clause only works for MRR at option. Copy an earlier precedent if you need a midterm review.

1	Interpretation

In this Schedule 3:

current market rent means the open market rental value of the Premises determined using the valuation criteria, described in clause 8 below, at the relevant review date; and

review date means the commencing date of the Option Lease.

2	Review notice

We must give you the review notice specifying our reasonable assessment of the current market rent (review notice) as soon as practical after you exercise the option in clause 18 of the lease.

3	Reply notice

You may respond to the review notice within 28 days after the date on which you receive it, by notice to us:

(a)	disputing our assessment; and

(b)	stating your assessment of the current market rent,

(reply notice).

If you do not respond to the review notice in the time and manner prescribed by this clause, the Rent on and from the review date, will be the amount specified in our review notice.

4	You may initiate

If we do not issue a review notice by the commencing date of the Option Lease, you may initiate the market rent review process by giving us a reply notice in accordance with clause 3 (except that the reply notice need not dispute our assessment).

5	Appointment of valuers

If you give us a reply notice and we cannot agree with you on the current market rent within 14 days after that notice is given (or longer if mutually agreed in writing) then we will appoint a valuer to determine the current market rent.

You may appoint a valuer too, provided you do so within 28 days after the date of the review notice or, if there is no review notice, 28 days after the reply notice.

If you do not appoint a valuer on time, the valuer appointed by us will determine the current market rent as a single valuer.

©Seymour Law

Schedule 3 – Market Rent Review

6	Qualifications

A valuer appointed under clause 5 (and any umpire appointed under clause 7) acts as an expert and not as an arbitrator and must:

(a)	have been a full member of the Australian Property Institute for the last 10 consecutive years;

(b)	be a fully qualified, registered valuer;

(c)	have at least 5 years current experience in rental valuations for premises like the Premises;

(d)	be instructed by the relevant party to:

(i)	determine the current market rent;

(ii)	make the determination in accordance with the professional practice standards and guidance notes of the Australian Property Institute; and

(e)	(if you have appointed a valuer) give a joint determination with your valuer with reasons, in writing within 21 days after being appointed.

7	Umpire

If you have appointed a valuer, and the valuers cannot agree on the current market rent during the 21 day period referred to in the preceding clause 6, then the valuers must jointly select a third valuer, as umpire, to determine the current market rent.

If the valuers cannot agree on an umpire, then either party may request the API President to nominate an umpire and the valuers must appoint that umpire jointly.

8	Valuation criteria

In determining the current market rent, the valuers (and the umpire, as the case may be) must:

(a)	have regard to the provisions of this lease (other than the Rent) and assume that you are complying with all those terms;

(b)	have regard to either party’s submissions on the current market rent.

(c)	assume the Premises are available for lease for the whole of the Term but commencing on the relevant review date instead of the Commencing Date;

(d)	disregard the goodwill of your business, the value of your property and any improvements to the Premises paid for by you other than improvements which you are obliged to pay for under this lease; and

(e)	disregard any subtenancy in the Premises and not take account of the rent under any subtenancy in the Premises or any comparable building.

9	Valuers’ costs

If you appoint a valuer, you must pay that valuers fees.

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Schedule 3 – Market Rent Review

You must pay the fees of the valuer appointed by us and any umpire’s fees and any nomination fees if the current market rent is determined, in accordance with this Schedule 3, to be 95% or more of the amount estimated in our review notice.

If the current market rent is determined, in accordance with this Schedule 3, to be less than 95% of the amount estimated in our review notice:

(a)	we will pay the fees of the valuer appointed by us and half of any nomination fee and half of any umpire’s fee; and

(b)	you must pay half of any nomination fee and half of any umpire’s fee.

10	Valuer’s decision

The determination of the current market rent by:

(a)	our valuer (if you do not appoint a valuer on time);

(b)	the valuers’ jointly; or

(c)	the umpire,

(as the case may be) is final and binding (except in the case of manifest error).

11	New Rent

The commencing rent for the Option Lease is the greater of:

(a)	the current market rent agreed or determined under this Schedule 3; or

(b)	the Rent in the last year of the Term (of this lease) increased by 3.5%.

12	Interim rent

Until the commencing rent for the Option Lease is agreed or determined under this Schedule 3, you must pay rent under the Option Lease at the rate of the Rent in the last year of the Term (of this lease) increased by 3.5%.

You must pay us any shortfall for the period from the commencing date of the Option Lease until the next Payment Date within 21 days after the new Rent is agreed or determined.

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Schedule 4 – Break right

18	Break right

18.1	Notice

We may terminate this lease at any time by giving you not less than 9 months prior notice (Break Notice). For clarity, the Break Notice may be given before the commencing date of the this lease.

18.2	End of Term

If we issue a Break Notice:

(a)	the terminating date specified in the notice (Break Date) will be the end of the Term; and

(b)	except as provided in this clause, all provisions of the lease will apply as if the lease expires on the Break Date.

18.3	Make good

(a)	If we terminate this lease by giving you a Break Notice, then clause 21.2 (make good) ceases to apply and your reduced make good obligations are set out below.

(b)	On or before the Break Date, you must:

(i)	remove everything from the Premises that belongs to you and is not affixed to the Premises; and

(ii)	leave the Premises in a clean and tidy state and in good repair consistent with your obligations under clause 9.1.

(c)	You may, but are not required to, remove any of your fitout from the Premises before the Break Date. If you do remove any of your fitout, you must make good any damaged caused to the Premises or the Building in so doing.

18.4	Removal of lease from title

After service of the Break Notice, you must sign a surrender of lease to be effective on and from the Break Date. The surrender will be prepared by us and we will pay all costs and expenses in connection with the preparation, execution, stamping and registration of the surrender.

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Survey Plan

PCA Key:

C: Denotes centreline of inter-tenancy wall
G: Denotes dominant portion of tenancy boundary:- face of glass
W: Denotes dominant portion of tenancy boundary:- face of wall
◐: Denotes dominant portion of tenancy boundary:- steps from wall to glass

PCA Details:

Report Date: June 2009
Report Ref: B046TB-004-d1.doc
Dwg Scale: 1:300

Diag: B046-020.dwg
Layout:

PCA Location:

Plan of Tenancy - SUITE 502

LEVEL 5

20 George Street
Hornsby, NSW

GEORGE STREET
SUITE : 502
N.L.A. : 531.5 m²
G
W
C
LIFTS
STAIRS
PLANT
AMENITIES
SUITE 501
SUITE 503

Property Council Of Australia (PCA) Notes:

1. AREAS AND TENANCY BOUNDARIES HAVE BEEN DEDUCED IN ACCORDANCE WITH, AND UNDER INTERPRETATION OF THE 'PROPERTY COUNCIL OF AUSTRALIA' METHOD OF MEASUREMENT, REVISED EDITION MARCH 1997 PART 3, NET LETTABLE AREA (N.L.A.)

2. ALL PARTIES USING THE AREAS EXPRESSED UPON THIS SKETCH SHOULD AGREE WITH THE BOUNDARY DELINEATIONS.

3. THIS PLAN IS TO BE READ IN CONJUNCTION WITH THE WRITTEN REPORT. : (SEE PCA DETAILS ABOVE)

Prepared by:

WHELANS INSITES

Whelans Insites Pty Ltd
ACN: 068 148 743

Level 12, 80 Clarence Street
Sydney, NSW 2000
DX 288 Sydney
t: 02 8234 8300
f: 02 9262 6811

Insites.com.au

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